Exhibit 99.1

ProShares Announces ETF Share Splits

Reverse Share Splits of Ten ETFs

Bethesda, MD – October 15, 2014 – ProShares, a premier provider of alternative ETFs, announced today reverse share splits on ten of its ETFs. The reverse splits will not change the value of a shareholder’s investment.

Six ETFs will reverse split shares 1-for-4.

Ticker	Fund	Split Ratio	Old CUSIP	New CUSIP
TLL	ProShares UltraShort Telecommunications	1:4	74347X252	74347B755
SKF	ProShares UltraShort Financials	1:4	74347X146	74347B748
VIXM	ProShares VIX Mid-Term Futures ETF	1:4	74347W684	74347W338
REW	ProShares UltraShort Technology	1:4	74347X153	74347B730
SDP	ProShares UltraShort Utilities	1:4	74348A863	74347B722
PSQ	ProShares Short QQQ	1:4	74347R602	74347B714

Four ETFs will reverse split shares 1-for-5.

Ticker	Fund	Split Ratio	Old CUSIP	New CUSIP
SSG	ProShares UltraShort Semiconductors	1:5	74347X245	74347B797
BIS	ProShares UltraShort Nasdaq Biotechnology	1:5	74347B409	74347B789
SJL	ProShares UltraShort Russell MidCap Value	1:5	74347X161	74347B771
SDK	ProShares UltraShort Russell MidCap Growth	1:5	74347X187	74347B763

All reverse splits will be effective at the market open on November 6, 2014, when the funds will begin trading at their post-split price. The ticker symbol for the funds will not change. All funds undergoing a reverse split will be issued a new CUSIP number.

The reverse splits will increase the price per share of each fund with a proportionate decrease in the number of shares outstanding. For example, for a 1-for-4 reverse split, every four pre-split shares will result in the receipt of one post-split share, which will be priced four times higher than the NAV of a pre-split share.

Fractional Shares from Reverse Splits

For shareholders who hold quantities of shares that are not an exact multiple of the reverse split ratio (for example, not a multiple of 4 for a 1-to-4 reverse split), the reverse split will result in the creation of a fractional share. Post-reverse split fractional shares will be redeemed for cash and sent to your broker of record. This redemption may cause some shareholders to realize gains or losses, which could be a taxable event for those shareholders.

Illustration of a Reverse Split

The following table shows the effect of a hypothetical 1-for-4 reverse split:

Period	# of Shares Owned	Hypothetical NAV	Value of Shares
Pre-Split	1,000	$10.00	$10,000.00
Post-Split	250	$40.00	$10,000.00

About ProShares

ProShares offers the nation’s largest lineup of alternative ETFs. We help investors to go beyond the limitations of conventional investing and face today’s market challenges. ProShares helps investors build better portfolios by providing access to alternative investments delivered with the liquidity, transparency and cost effectiveness of ETFs. Our lineup of 150 alternative ETFs can help you reduce volatility, manage risk and enhance returns.

Media Contact:

Tucker Hewes, Hewes Communications, Inc., 212.207.9451, tucker@hewescomm.com

Investor Contact:

ProShares, 866.776.5125, ProShares.com

ProShares has the largest lineup of alternative ETFs in the United States according to Strategic Insight, based on analysis of all the known alternative ETF providers (as defined by Strategic Insight) by their number of funds and assets (as of 1/31/2014).

Geared (Short or Ultra) ProShares ETFs seek returns that are either 3x, 2x, -1x, -2x or -3x the return of an index or other benchmark (target) for a single day, as measured from one NAV calculation to the next. Due to the compounding of daily returns, ProShares’ returns over periods other than one day will likely differ in amount and possibly direction from the target return for the same period. These effects may be more pronounced in funds with larger or inverse multiples and in funds with volatile benchmarks. Investors should monitor their ProShares holdings consistent with their strategies, as frequently as daily. For more on correlation, leverage and other risks, please read the prospectus.

Investing involves risk, including the possible loss of principal. ProShares ETFs are generally non-diversified and each entails certain risks, which may include risk associated with the use of derivatives (swap agreements, futures contracts and similar instruments), imperfect benchmark correlation, leverage and market price variance, all of which can increase volatility and decrease performance. Short ProShares should lose money when their benchmarks or indexes rise. Narrowly focused investments and investments in smaller companies typically exhibit higher volatility. Please see their summary and full prospectuses for a more complete description of risks. There is no guarantee any ProShares ETF will achieve its investment objective.

Investing in ETFs involves a substantial risk of loss. VIXM is not an investment company regulated under the Investment Company Act of 1940 and is not afforded its protections. Please read the prospectus carefully before investing. VIXM invests in futures. VIX futures are among the most volatile futures contracts. A fund’s exposure to its index may subject that fund to greater volatility than investments in traditional securities, which may adversely affect an investor’s investment in that fund. VIX futures indexes are mean reverting; funds benchmarked to them should not be expected to appreciate over extended periods. Due to defined time periods and other features, VIX futures indexes and funds benchmarked to them can be expected to perform differently than the VIX. This ETF is not suitable for all investors.

Carefully consider the investment objectives, risks, charges and expenses of ProShares before investing. This and other information can be found in their summary and full prospectuses. Read them carefully before investing.

This information must be accompanied or preceded by a current ProShares Trust II prospectus (http://www.proshares.com/funds/trust_ii_prospectuses.html). ProShares Trust II (issuer) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling toll-free 866.776.5125 or visiting ProShares.com.

ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the funds’ advisor or sponsor.